SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2012

SILVER FALCON MINING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53765	26-1266967
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2520 MANATEE AVENUE WEST, SUITE 200

BRADENTON, FL 34205

 (Address of principal executive offices) (Zip Code)

(941) 761-7819

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

1

Section 8 - Other Events

Item 8.01 - Other Events

Silver Falcon Mining, Inc. (the "Company") issued a press release, dated May 21, 2012, entitled-"SILVER FALCON MINING, INC. PROJECTS $4.5M PROFIT FROM PRECIOUS METAL MINING BUSINESS"

The press release is in its entirety below:

SILVER FALCON MINING, INC. PROJECTS $4.5M PROFIT FROM PRECIOUS METAL MINING BUSINESS

BRADENTON, FL-May 21, 2012 - Silver Falcon Mining's (OTCBB: SFMI) announced its Quarterly Report (10-Q) on Tuesday, May 15th. SFMI’s projects from financial calculations a profit of $4,500,000 from gold and silver being generated from processed tailings at the Diamond Creek Milling facility. As previously stated, the financials are based on daily assays of the mill feed average of 4.38 g/ton of gold and 16.44 g/ton of silver. Currently the company has on site approximately 30,000 tons of partially processed ore containing high yield precious metal values.

Pierre Quilliam, CEO, stated, "We, as a Company, continue to make consistent strides towards maximizing profits and quantifying current assets. We are pleased that the financials have validated values on existing processed materials, and look forward to the further reprocessing of material to generate higher yields with our planned forth coming closed circuit leaching system."

Mr. Quilliam, further states, "The nature of mining is to say, it just can't be done or someone would have done it already. This attitude, mixed with the technological limitations of the last 100 years, has kept War Eagle Mountain un-mined for decades. We have dared to believed in the value of War Eagle Mountain and have been lucky enough to be surrounded by an incredibly supportive shareholder base. Most mining operations organize themselves around claims, and then sell them off to large outfits on the potential value, leaving all the profit to be made by the large corporations.

This is how SFMI’s management looked at it:

1)  Historic records give a good indication of the amount of precious metal In War Eagle Mountain.

a) Solution: Validate as soon as possible;

2) To do something great requires great people

a) Solution: Attract the best and most dedicated people to develop our operations.

- SFMI invited business mastermind Allen Simon to Chair and staff the Company's  advisory board;

3) The continued mining of War Eagle Mountain was never possible in the past, due to the weather on the mountain. The purchase of the Sinker Tunnel changed that for Silver Falcon. Because the   entrance to the tunnel is below the snow line year round, mining can take place from inside of   the mountain.

a) Corporate Plan: Map the vein network on the interior of the mountain and proceed with mining high yield ore;

4) Ability to process material was not cost effective because all suitable land near and around the mountain is controlled by Bureau of Land Management (BLM) since the 1950's

a) Solution: find a suitable milling location

- SFMI owns and operates the Diamond Creek Mill property (at the foot of the mountain);

5) Mining is expensive, so SFMI needed a path to profitability

a) Solution: SFMI saw old mined ore tailings that were stacked like ant hills all over the mountain which management assayed and found to contain high precious metals yields.

-SFMI secured financing for operations and began processing, giving Company a path to   profitability;

6) As SFMI processed the gold and silver from the tailings, which needed to be transformed into bullion dore

a) Solution: pour on site

-SFMI now completing a full scale bullion dore operation and is currently discussing bullion dore production for other third party operations;

7) All great mines had a great refiner; and

a) Solution: get the best domestic refiner we could find in the Americas

-SFMI now uses Republic Metals Corporation, to refine all bullion dore

8) While yields from processing were good, SFMI knew that they could be higher.

a) Solution: Set-up a closed circuit leaching system to maximize return of gold and silver by further processing SFMI's tailings on site

-permitting is underway for the system and full operation is anticipated for 2013.

SFMI has resisted the current junior mining paradigm of 'rather than mine, just establish claims and sell off for profit'. Corporate management has done this for one simple reason: to maximize the company profit which requires a commitment to get the gold out of the mountain. The closer we get to this end, the higher the value of the gold in the mountain becomes. By creating a profitable mining operation, the shareholders ultimately get geometric value in their investment. There are many challenges in running a successful mining operation, but SFMI has continued to move in the right direction, resourcefully maximizing the company's potential returns."

Silver Falcon Mining, Inc. (OTCBB: SFMI) is a producer, developer and explorer of mineral resources, primarily in Owyhee County, Idaho, USA, with the objective of being a profitable, low-cost, precious metal producer and creating significant growth in shareholder value.

SFMI cautions that statements made in press releases constitute forward-looking statements, and makes no guarantees of future performance and actual results/developments may differ materially from projections in forward-looking statements. Forward-looking statements are based on estimates and opinions of management at time statements are made.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVER FALCON MINING, INC.
Date: May 23, 2012	/s/ Pierre Quilliam
By: Pierre Quilliam, Chief Executive Officer